UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2014
FORMCAP CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-28847	1006772219
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

50 West Liberty Street, Suite 880
Reno, Nevada	89501
(Address of Principal Executive Offices )	(Zip Code)

Registrant’s telephone number, including area code: (775) 285-5775

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

As used in this report, the terms "we", “us", “our", the “Company" refer to Formcap Corp., a Nevada corporation.

ITEM 3.02 – PRESS RELEASE

FORMCAP COMMENTS ON RECENT SHARE PRICE VOLATILITY

For Immediate Release

January 7, 2014 – Reno, NV – FormCap Corp. (“FormCap” or “the Company”) (OTCQB: FRMC) announced today that the company is not aware of what has prompted its trading volatility but is investigating the matter together with its transfer agent. In addition, it has been brought to the Company’s attention that many shareholders are requesting delivery of their share certificates in order to reduce the amount of shares held in the Depository Trust & Clearing Corporation “DTCC”.

The Company is continuing its prospective oil lease acquisition program with Kerr and Keta and has paid Kerr and Keta one hundred twenty five thousand dollars ($125,000) to January 7, 2014. Final payment of up to three hundred fifty five thousand dollars ($355,000) is expected to be paid in January 2014. FormCap will own 100% of the Leases (80% net revenue to FormCap; 20% freehold royalty), and will be operator. FormCap will have the option to purchase additional leases in Cowley County from Kerr and Keta under an Area of Mutual Interest (“AMI”), the terms of which are set forth in the Agreement. FormCap is required to drill one (1) well in each of the first two (2) years of the Lease term to maintain its interest in the Leases. Formcap expects that drilling will commence on the Leases in Q-1 2014.

FormCap will also have the option to participate in the drilling of up to six (6) exploration or development wells on lands currently owned by Keta and Kerr under terms set forth in the Agreement.

Significant quantities of oil and gas have been discovered and produced in Cowley County in recent years. The prospects for oil production are excellent with multi-zone potential for both vertical and horizontal development. In addition to the Mississippian, zones producing in this area include the Layton, Lansing-Kansas City, Bartlesville, Stalnaker and the Arbuckle. Reservoir properties are excellent with good porosity and permeability in thicker accumulations of hydrocarbons. Total depths of approximately 4,000 feet provide drilling time of approximately seven (7) days with completed wells costing about $500,000 per vertical well.

FormCap is actively engaged in identifying, financing and developing oil and gas energy resource properties in North America, including the development of the Cowley County, Kansas, Mississippi Prospect in Kansas. FormCap continues to review additional resource properties that combine positive elements of short-term exploration and development costs with high potential for long-term success and financial return.

Graham Douglas, CEO of FormCap reports that “FormCap is excited about the potential of its relationship with Kerr and Keta in Cowley County, Kansas as there are tremendous opportunities to produce commercial light oil and gas in an environment of high crude oil prices and low finding and developing costs.”

Additional information can be found at the Company website: www.formcapcorp.com

On behalf of the Board of Directors,
FormCap Corp. (OTCQB: FRMC)

Signed: ‘Graham Douglas’

Graham Douglas, CEO
FormCap Corp.
50 West Liberty Street, Suite 880
Reno, NV 89501
T: +1(775) 285-5775
F: +1(775) 285-5776
info@formcapcorp.com

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
None

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2014	FORMCAP CORP

By: /s/ Graham Douglas
Graham Douglas
Chief Executive Officer